Exhibit 10.35

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 31st day of May, 2019, by and between BMR-134 COOLIDGE AVENUE LLC,    a Delaware limited liability company (“Landlord”), and TARVEDA THERAPEUTICS, INC. (formerly known as Blend Therapeutics, Inc.), a Delaware corporation (“Tenant”).

RECITALS

A.        WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of December 12, 2011, as amended by that certain First Amendment to Lease dated as of February 23, 2012, that certain Second Amendment to Lease dated as of January 8, 2013, and that certain Third Amendment to Lease dated as of April 19, 2016 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 134 Coolidge Avenue in Watertown, Massachusetts (the “Building”);

B.       WHEREAS, Landlord and Tenant desire to extend the Term of the Lease;

C.        WHEREAS, Landlord desires to make available to Tenant a tenant improvement allowance and Tenant desires to perform certain improvements to the Premises; and

D.        WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.        Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.        Extension Term. The Term shall be extended by a period of thirty-six (36) months. Accordingly, the Term Expiration Date is hereby changed to January 31, 2023. The period from February 1, 2020 (the “Extension Term Commencement Date”) to January 31, 2023 is referred to herein as the “Extension Term”.

3.        Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare

BioMed Realty form dated 9/28/17

the Premises for Tenant’s continued occupancy for the Initial Extension Term or to pay for any improvements to the Premises, except for the Extension Term TI Allowance, as described below.

4.        Extension Term Improvements. Commencing on the Extension Term Commencement Date, Landlord shall make available to Tenant a tenant improvement allowance not to exceed One Hundred Sixty-Four Thousand Five Hundred Ninety and 00/100 ($164,590.00) (based upon Ten and 00/100 Dollars ($10.00) per square foot of rentable area in the Premises) (the “Extension Term TI Allowance”) to cause appropriate improvements to be constructed in the Premises (the “Extension Term Improvements”). Tenant shall cause the Extension Term Improvements to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit A (the “Work Letter”) at a cost to Landlord not to exceed the Extension Term TI Allowance.

(a)        The Extension Term TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall not exceed the lesser of (i) Landlord’s out-of-pocket third party expenses for review of Tenant’s plans and (ii) three percent (3%) of the cost of the Extension Term Improvements, including the Extension Term TI Allowance), (c) to the extent applicable, commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant (it being understood that Landlord, at Landlord’s sole cost and expense, shall be responsible for any review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord pursuant to Paragraph 3 of the Work Letter), (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by applicable governmental authorities for permits or for inspections of the Extension Term Improvements, (f) costs and expenses for labor, material, building system equipment and fixtures, and (g) the purchase of furniture, personal property or other non-building system equipment and other soft costs not covered in the foregoing clauses (a} - (f) (collectively, “Soft Costs”); provided, however, in no event shall more than twenty percent (20%) of the Extension Term TI Allowance be applied to Soft Costs. In no event shall the Extension Term TI Allowance be used for (v) the cost of work that is not approved in writing by Landlord (which approval shall not be unreasonably withheld, delayed, or conditioned except as set forth in the Work Letter), (w} payments to Tenant or any affiliates of Tenant, (x) Soft Costs, except to the extent provided above, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). ·

(b)        Commencing on the Extension Term Commencement Date, Tenant shall have until July 31, 2021 (the “Extension Term TI Deadline”), to submit a Fund Request (as defined in Section 6.3 of the Work Letter) for the unused portion of the Extension Term TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

(c)        In no event shall any unused Extension Term TI Allowance entitle Tenant to a credit against Rent payable under this Lease. Tenant shall deliver to Landlord (a) if required by the scope of worked included as part of the Extension Term Improvements, a certificate of occupancy for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document  G704, executed by the project architect and the general contractor. The term “Substantially Complete” or “Substantial Completion” means that the Extension Term Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.

(d)        Prior to performing the Extension Term Improvements in the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 of the Existing Lease are in effect, and Tenant’s construction of the Extension Term Improvements shall be subject to all the terms and conditions of the Lease.

(e)        Tenant’s selection of the architect, engineer, general contractor and major subcontractors shall be subject to Landlord’s reasonable approval, and Landlord and Tenant shall each participate in the review of the competitive bid process. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

5.        Base Rent. Notwithstanding anything to the contrary in the Lease, from and after the Extension Term Commencement Date, Tenant shall pay to Landlord as Base Rent for the Premises the applicable amounts set forth in the chart below:

Dates	Rentable Area	Base Rent per Square Foot of Rentable Area	Base Monthly Rent	Annual Base Rent
February 1, 2020- January 31, 2021	16,459	$58.00	$79,551.83	$954,622.00
February 1, 2021- January 31, 2022	16,459	$59.60	$81,746.37	$980,956.40
February 1, 2022- January 31, 2023	16,459	$61.24	$83,995.76	$1,007,949.16

During the Extension Term Tenant shall continue to pay Additional Rent (including without limitation Tenant’s Share of Operating Expenses and the Property Management Fee) in accordance with the terms of the Lease.

6.        Option to Extend Term. Article 41 of the Existing Lease is hereby deleted in its entirety, and the provisions set forth in this Article 6 shall apply from and after the date hereof. Tenant shall have the option (“Option”) to extend the Term by one (1) period of three (3) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. For clarity, if the Option is exercised hereunder, the Term would be extended to January 31, 2026. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

6.1.    Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Watertown and West Cambridge submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by a fair market escalation determined as part of FMV. Tenant may, no more than fifteen (15) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including·(a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Watertown and West Cambridge laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Watertown and West Cambridge submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Tenn. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

6.2        The Option is not assignable separate and apart from this Lease.

6.3        The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

6.4        Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

  (a)      During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

  (b)      At any time after any Default as described in Article 31 of the Existing Lease (provided, however, that, for purposes of this Section 6.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

  (c)      In the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times and a service or late charge has become payable under Section 31.1 of the Existing Lease for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

6.5        The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 6.4 above.

6.6        All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 31.1 of the Existing Lease has become payable for any such default, whether or not Tenant has cured such defaults.

7.        Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CBRE (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than

Broker, and agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant, at Landlord’s sole cost and expense) and hold harmless Tenant for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

8.        No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.        Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Tarveda Therapeutics, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472;

Attn: VP Product Development

with a copy to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attn: Daniel A. Goldberger, Esq.

10.      Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

11.      Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

12.      Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

13.        Authority. Each of Landlord and Tenant guarantees, warrants and represents to the other that the individual or individuals signing this Amendment on its behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

14.        Counterparts: Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-134 COOLIDGE AVENUE LLC,

a Delaware limited liability company

By:	/s/William Kane

Name:	William Kane

Title:	EVP, East Coast and UK Markets

TENANT:

TARVEDA THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/Brian Roberts

Name:	Brian Roberts

Title:	CFO

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 31 day of May, 2019, by and between BMR-134 COOLIDGE AVENUE LLC, a Delaware limited liability company (“Landlord”), and TARVEDA THERAPEUTICS, INC. (formerly known as Blend Therapeutics, Inc.), a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Fourth Amendment to Lease dated as of the date hereof (the “Fourth Amendment”}, which amends that certain Lease dated as of December 12, 2011, as amended by that certain First Amendment to Lease dated as of February 23, 2012, that certain Second Amendment to Lease dated as of January 8, 2013, and that certain Third Amendment to Lease dated as of April 19, 2016 (collectively, and as the same may be amended, amended and restated,’ supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 134 Coolidge Avenue in Watertown, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.      General Requirements.

1.1.    Authorized Representatives.

(a)        Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Edward McDonald as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)        Tenant designates Brian Roberts (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.    Schedule. The schedule for design and development of the Extension Term Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Extension Term Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to

Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.    Tenant’s Architects. Contractors and Consultants. Toe architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Extension Term Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Extension Term Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Extension Term Improvements to Landlord at any time.

2.        Extension Term Improvements. All Extension Term Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Extension Term TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Extension Term Improvements (as reasonably projected by Landlord) exceeds the Extension Term TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Extension Term Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable .by Tenant to the Extension Term TI Allowance payable by Landlord. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Extension Term Improvements shall be new or “like new;” the Extension Term Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Extension Term Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Extension Term Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Extension Term Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Lease, the terms of this Work Letter shall govern.

2.1.    Work Plans. Tenant shall prepare and submit to Landlord or approval schematics covering the Extension Term Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.    Construction Plans. Tenant shall prepare final plans and specifications for the Extension Term Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3.    Changes to the Extension Term Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)        Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Extension Term Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)      Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4.      Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5.      Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Extension Term Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Extension Term Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3.        Completion of Extension Term Improvements. Tenant, at its sole cost and expense (except for the Extension Term TI Allowance) shall perform and complete the Extension Term Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Extension Term Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Extension Term Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Extension Term Improvements have been accepted by Landlord, (iii) any and all liens related to the Extension Term Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Extension Term Improvements are outstanding, (u) all certifications and approvals with respect to the Extension Term Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing-the Extension Term Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Extension Term Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and reasonably approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, at Landlord’s sole cost and expense, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report, provided that Landlord’s commissioning agent has provided such reasonable recommendations within ten (10) business days after Tenant’s commissioning agent has issued such report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4.        Insurance.

4.1.        Property Insurance. At all times during the period beginning with commencement of construction of the Extension Term Improvements and ending with final completion of the Extension Term Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Extension Term Improvements and the general contractor’s and any·subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Extension Term Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2.        Workers’ Compensation Insurance. At all times during the period of construction of the Extension Term Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5.        Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Extension Term Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord} and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Extension Term Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.        Extension Term TI Allowance.

6.1.        Application of Extension Term TI Allowance. Landlord shall contribute the Extension Term TI Allowance toward the costs and expenses incurred in connection with the performance of the Extension Term Improvements, in accordance with Article 4 of the Fourth Amendment to Lease. If the entire Extension Term TI Allowance is not applied toward or reserved for the costs of the Extension Term Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Extension Term TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Extension Term Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Extension Term Improvements. Tenant may apply the Extension Term TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2.        Approval of Budget for the Extension Term Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Extension Term TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Extension Term Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Extension Term Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Extension Term Improvements that exceed the amount of the Extension Term TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Extension Term Improvements that is proposed by Tenant.

6.3.        Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the Extension Term TI Allowance requested,

(b) a summary of the Extension Term Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Extension Term TI Allowance then being requested, and (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Extension Term Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, .subcontractors or material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the Extension Term Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this Work Letter), the amount of Extension Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Extension Term Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Lease. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant shall be void and of no force or effect.

6.4.        Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Extension Term Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Extension Term Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Extension Term Improvements and solely for the previous month, and (e) the date of Substantial Completion of the Extension Term Improvements.

7.        Miscellaneous.

7.1.        Incorporation of Lease Provisions. Sections 40.3 through 40.10 and 40.12 through 40.19 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:

BMR-134 COOLIDGE AVENUE LLC, a Delaware limited liability company

By:	/s/William Kane

Name:	William Kane

Title:	EVP, East Coast and UK Markets

TENANT:

TARVEDA THERAPEUTICS, INC., a Delaware corporation

By:	/s/Brian Roberts

Name:	Brian Roberts

Title:	CFO